Exhibit 99.1

PRESS RELEASE

Contact:	Alfred J. Novak, Novoste Corporation
President and Chief Executive Officer
(770) 717-6096

NOVOSTE ANNOUNCES EFFECTIVENESS OF

ONE-FOR-FOUR REVERSE STOCK SPLIT

NORCROSS, GA.—(BUSINESS WIRE)—November 4, 2005—Novoste Corporation (NASDAQ: NOVT) announced today that its previously declared one-for-four reverse split of its outstanding shares of common stock became effective today prior to the opening of trading on the Nasdaq National Market. The reverse stock split is effective with respect to shareholders of record as of 12:01 a.m., Eastern Standard Time, this morning (November 4, 2005). As a result of the reverse stock split, each four shares of common stock were combined into one share of common stock and the total number of shares of common stock outstanding were reduced from approximately 16.3 million shares to approximately 4.1 million shares.

Novoste’s common stock will trade under the symbol “NOVTD” for 20 days to designate that it is trading on a post-reverse split basis.

About Novoste

Novoste common stock is traded on the NASDAQ National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit Novoste’s web site at www.novoste.com.